EXHIBIT 99.1

AMERICAN PACIFIC – News Release

Contact:  Dana M. Kelley – (702) 735-2200

E-mail:  InvestorRelations@apfc.com

Website:  www.apfc.com

AMERICAN PACIFIC REPORTS FISCAL 2012 THIRD QUARTER

RESULTS; FULL YEAR GUIDANCE IMPROVES

LAS VEGAS, NEVADA, August 9, 2012 -- American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2012 third quarter ended June 30, 2012.

We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.

The carrying amount of Aerospace Equipment segment assets and liabilities are reported as held for sale as of June 30, 2012. Revenues and expenses associated with the Aerospace Equipment segment operations are presented as discontinued operations for all periods presented. See further discussion below.

FINANCIAL SUMMARY

Quarter Ended June 30, 2012 Compared to Quarter Ended June 30, 2011

•	Revenues increased $15.8 million, or 38%, to $57.6 million from $41.8 million.
•	Operating income increased to $11.0 million compared to adjusted operating income of $1.1 million.
•	Adjusted EBITDA increased to $14.6 million compared to $4.6 million.
•	Income from continuing operations was $4.9 million compared to an adjusted net loss from continuing operations of $3.1 million.
•	Diluted earnings per share from continuing operations was $0.64 compared to adjusted diluted loss per share from continuing operations of $0.41.

Nine Months Ended June 30, 2012 Compared to Nine Months Ended June 30, 2011

•	Revenues increased $43.0 million, or 46%, to $136.0 million from $93.0 million.
•	Operating income increased to $18.5 million compared to an adjusted operating loss of $7.3 million.
•	Adjusted EBITDA increased to $29.3 million compared to $6.4 million.
•	Income from continuing operations was $6.2 million compared to an adjusted net loss from continuing operations of $10.9 million.
•	Diluted earnings per share from continuing operations was $0.81 compared to an adjusted diluted loss per share from continuing operations of $1.44.

Results for the first nine month period and third quarter in the year ended September 30, 2011 (“Fiscal 2011”) include other charges and gains that have been excluded from the computations of Adjusted Operating Income, Adjusted Net Loss from Continuing Operations and Adjusted Diluted Loss per Share for the Fiscal 2011 periods. The adjusted results for Fiscal 2011 periods have been provided to facilitate comparisons to the year ending September 30, 2012 (“Fiscal 2012”) periods. See discussion of the adjusting items below.

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3883 HOWARD HUGHES PARKWAY • SUITE 700 • LAS VEGAS, NV 89169

PHONE (702) 735-2200 • FAX (702) 735-4876

Page 1 of Exhibit 99.1

The following table reconciles each adjusted Fiscal 2011 result to the most directly comparable GAAP measure (dollars in thousands except per share amounts).

	Continuing Operations
	Operating Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) per Share
Nine Months Ended June 30, 2011

As Adjusted	$(7,267)	$(10,881)	$(1.44)
Remediation Charge	(6,000)	(3,600)	(0.48)
Other Operating Gains	2,929	1,757	0.23

As Reported	$(10,338)	$(12,724)	$(1.69)

Quarter Ended June 30, 2011
As Adjusted	$1,138	$(3,115)	$(0.41)
Remediation Charge	(6,000)	(3,600)	(0.48)

As Reported	$(4,862)	$(6,715)	$(0.89)

CONSOLIDATED RESULTS OF OPERATIONS

Revenues – For our Fiscal 2012 third quarter, revenues increased 38% to $57.6 million as compared to the Fiscal 2011 third quarter. For the nine months ended June 30, 2012, revenues increased 46% to $136.0 million compared to $93.0 million for the prior year nine-month period. Our Fine Chemicals segment and Specialty Chemicals segment each reported significant revenue increases for the Fiscal 2012 periods compared to the Fiscal 2011 periods. See further discussion under Segment Highlights.

Cost of Revenues and Gross Profit – The Fiscal 2012 third quarter cost of revenues was $36.7 million compared to $32.6 million for the Fiscal 2011 third quarter. The Fiscal 2012 third quarter consolidated gross margin was 36% compared to 22% for the Fiscal 2011 third quarter. For the Fiscal 2012 nine-month period, cost of revenues was $89.3 million compared to $73.4 million for the Fiscal 2011 nine-month period. The consolidated gross margin percentage was 34% and 21% for our Fiscal 2012 and Fiscal 2011 nine-month periods, respectively. On a consolidated level, one of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross profit and gross margin from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011

Fine Chemicals	63%	74%	58%	65%
Specialty Chemicals	37%	26%	40%	33%
Other Businesses	*	*	2%	2%

Total Revenues	100%	100%	100%	100%

* Less than 1%

See further discussion of gross profit and gross margin at the segment levels under the heading Segment Highlights.

Operating Expenses – For our Fiscal 2012 third quarter, operating expenses were $9.9 million compared to $8.1 million for the Fiscal 2011 third quarter. For our Fiscal 2012 nine-month period, operating expenses were $28.2 million compared to $26.9 million for the Fiscal 2011 nine-month period. For both the Fiscal 2012 third quarter and nine-month period, the increases in operating expenses are substantially attributed to increases in accrued incentive compensation for Fiscal 2012 based on the substantial improvement in the Company’s performance compared to the prior year periods.

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Page 2 of Exhibit 99.1

Environmental Remediation Charge – The Fiscal 2011 nine-month period includes an environmental remediation charge of $6.0 million that resulted substantially from an increase in our estimated cost of capital equipment to expand our remediation activities in Henderson, Nevada.

Other Operating Gains – Other operating gains of $2.9 million for Fiscal 2011 nine-month period result primarily from favorable resolution of property tax appeals made by our Fine Chemicals segment. Similar gains did not occur in the Fiscal 2012 periods.

Discontinued Operations – In May 2012, our board of directors approved and we committed to a plan to sell our Aerospace Equipment Segment, which is comprised of Ampac-ISP Corp. and its wholly-owned foreign subsidiaries (“AMPAC-ISP”). The divestiture is a strategic shift that allows us to place more focus on the growth and performance of our pharmaceutical-related product lines.

On June 4, 2012, we entered into an Asset Purchase Agreement with Moog Inc. (“Moog”) (the “Asset Purchase Agreement”), pursuant to which we sold to Moog substantially all of the assets of the Ampac-ISP Corp., including all of the equity interests in its foreign subsidiaries (collectively, the “Purchased Assets”). Additionally, Moog assumed certain liabilities related to the operations and the Purchased Assets. The transaction was completed effective August 1, 2012.

Under the terms of the Asset Purchase Agreement, the total consideration is approximately $46.0 million (the “Purchase Price”) in cash. In addition, $4.0 million of the Purchase Price (the “Escrow Amount”) will be held in an escrow account for 15 months following the closing of the transaction (the “Escrow Period”) and applied towards our indemnification obligations in favor of Moog, if any. The Asset Purchase Agreement provides that we, subject to certain limitations, indemnify Moog for damages and losses incurred or suffered by Moog as a result of, among other things, breaches of our respective representations, warranties and covenants contained in the Asset Purchase Agreement as well as any of the liabilities that we retain. The balance of the Escrow Amount remaining at the end of the Escrow Period shall be released to us.

SEGMENT HIGHLIGHTS

Fine Chemicals Segment

Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).

Quarter Ended June 30, 2012 Compared to Quarter Ended June 30, 2011

•	Revenues increased to $36.4 million compared to $30.8 million.
•	Operating income was $5.2 million compared to an operating loss of $0.5 million.
•	Segment EBITDA was $8.1 million compared to $2.7 million.

Nine Months Ended June 30, 2012 Compared to Nine Months Ended June 30, 2011

•	Revenues increased to $78.4 million compared to $60.8 million.
•	Operating income was $3.0 million compared to an adjusted operating loss of $7.8 million.
•	Segment EBITDA was $11.9 million compared to $4.5 million.

Fine Chemicals segment revenues increased 18% and 29% in the Fiscal 2012 third quarter and nine-month period, respectively, led by strong anti-viral products revenues. Compared to the Fiscal 2011 periods, anti-viral products revenues increased 11% and 154% for the Fiscal 2012 third quarter and nine-month period, respectively. Anti-viral products revenues in the Fiscal 2011 periods were at reduced levels due to a gap between production campaigns for a particular product. Production of this product

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Page 3 of Exhibit 99.1

resumed in early calendar 2011 under a renewed three-year agreement resulting in a significant increase in anti-viral products revenues in the Fiscal 2012 periods. The increases in anti-viral products revenues were offset somewhat by lower oncology products revenues. Our largest legacy oncology product is an active pharmaceutical ingredient for a drug that is facing generic competition and, as a result, is experiencing volume and related revenue declines. A key event occurred during our Fiscal 2012 third quarter, as we began to recognize revenue from the commercial production of two new products with oncology indications. Initial revenue volumes are not significant. However, we anticipate volume for these products, and products currently considered development products, to grow and replace or exceed revenues from mature oncology products in the coming years. The introduction of these two new products into our commercial product lines is an example of how our emphasis on our pipeline of development products can result in a successful replacement cycle for maturing products.

The Fine Chemicals segment operating loss for the Fiscal 2011 nine-month period included other gains (discussed above) of $2.9 million. To facilitate comparison of the Fiscal 2012 and Fiscal 2011 operating results, the following table computes Adjusted Segment Operating Loss which excludes this prior period gain.

	Nine Months Ended June 30,
	2012	2011

Segment Operating Income (Loss), As Reported	$3.0	$(4.9)
Exclude Other Operating Gains	–	(2.9)

Segment Operating Income (Loss), As Adjusted	$3.0	$(7.8)

The Fine Chemicals segment returned to profitability during the Fiscal 2012 third quarter, reporting operating income of $5.2 million compared to an operating loss of $0.5 million in the Fiscal 2011 third quarter. The strong operating performance in the Fiscal 2012 third quarter also resulted in a return to profitability on a year-to-date basis, reporting operating income of $3.0 million for the Fiscal 2012 nine-month period compared to an adjusted operating loss of $7.8 million for the comparable Fiscal 2011 period. Our Fine Chemicals segment has dedicated significant efforts over the last two years to improve its manufacturing throughput. Redesigned key processes are now yielding target throughput rates. Other efficiencies and cost savings initiatives, such as solvent recycling, have been implemented. These actions, along with improved overhead absorption due to the higher production volumes, have resulted in increased gross margin for all major product categories in our Fine Chemicals segment.

Improvements in gross profit for the Fiscal 2012 periods were offset slightly by increases in general and administrative expenses of $0.9 million and $1.3 million for the Fiscal 2012 third quarter and nine-month period, respectively. Higher general and administrative expenses reflect incentive compensation which is based on the segment’s improved performance. Incentive compensation was zero in the Fiscal 2011 periods.

Specialty Chemicals Segment

Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 88% and 82% of Specialty Chemicals segment revenues in the Fiscal 2012 and Fiscal 2011 nine-month periods, respectively.

Quarter Ended June 30, 2012 Compared to Quarter Ended June 30, 2011

•	Revenues increased to $21.0 million from $10.9 million.
•	Operating income was $9.7 million compared to $4.8 million.
•	Segment EBITDA was $10.2 million compared to $5.0 million.

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Nine Months Ended June 30, 2012 Compared to Nine Months Ended June 30, 2011

•	Revenues increased to $54.2 million from $30.8 million.
•	Operating income was $26.6 million compared to $11.9 million.
•	Segment EBITDA was $27.8 million compared to $12.4 million.

The variance in Specialty Chemicals segment revenues reflects the following factors:

•	A 26% increase in perchlorate volume and a 68% increase in the related average price per pound for the Fiscal 2012 third quarter compared to the Fiscal 2011 third quarter.
•	A 20% increase in perchlorate volume and a 57% increase in the related average price per pound for the Fiscal 2012 nine-month period compared to the Fiscal 2011 nine-month period.
•	Sodium azide revenues increased by $0.1 million for the Fiscal 2012 third quarter and increased by $0.6 million for the Fiscal 2012 nine-month period.
•	Halotron revenues decreased by $0.1 million for the Fiscal 2012 third quarter and increased by $0.3 million for the Fiscal 2012 nine-month period.

The increases in the average price per pound for the Fiscal 2012 third quarter and nine-month period is a result of a change in product mix. The Fiscal 2012 periods include a smaller volume of our lower-priced perchlorate products, such as sodium perchlorate and potassium perchlorate. The average price per pound of rocket-grade perchlorate was consistent between the Fiscal 2012 and Fiscal 2011 periods.

For the Fiscal 2012 third quarter and nine-month period, the increase in perchlorate volume relates primarily to the quarterly timing of customer requirements for rocket-grade perchlorates. Annual volume is expected to be comparable between Fiscal 2012 and Fiscal 2011. Both space programs and tactical missile programs had strong volume during the Fiscal 2012 periods, reflecting a return in demand in Fiscal 2012 for space applications. Volume in the Fiscal 2012 third quarter was weighted to space applications, and in particular, NASA’s Space Launch System. Fiscal 2011 volume was predominately strategic and tactical missile programs.

Specialty Chemicals segment operating profit margin increased for the Fiscal 2012 third quarter and nine-month periods when compared to the Fiscal 2011 periods primarily due to higher volumes in the Fiscal 2012 periods. In addition, operating margin improved. The most significant factor contributing to operating margin improvement is the timing of product volume within the fiscal years. Fiscal 2011 product volume was low during the first nine months of Fiscal 2011 and heavily weighted to the Fiscal 2011 fourth quarter. The low volume in the early part of the year resulted in less gross profit to cover fixed costs and resulted in reduced operating margin. For Fiscal 2012, we anticipate that the product volume will be distributed more evenly across the year, resulting in a much greater percentage of product volume occurring in the first nine months when compared to the prior year. This has the result of increasing operating margins during the first nine months of Fiscal 2012.

CAPITAL AND LIQUIDITY HIGHLIGHTS

Liquidity – As of June 30, 2012, we had cash balances of $39.2 million and no borrowings against our asset based lending credit facility.

Operating Cash Flows – Operating activities provided cash of $13.3 million for the Fiscal 2012 nine-month period compared to providing cash of $10.8 million for the prior fiscal year period.

Significant components of the change in cash flow from operating activities include:

•	An increase in cash provided by Adjusted EBITDA of $22.9 million.

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•	A decrease in cash provided by working capital accounts of $20.4 million, excluding the effects of interest and income taxes.
•	A decrease in cash income taxes refunded of $2.4 million.
•	An increase in cash used for environmental remediation of $2.7 million.
•	An increase in cash used to fund pension obligations of $2.5 million.
•	A decrease in cash used by discontinued operations of $7.3 million.
•	Other increases in cash provided by operating activities of $0.3 million.

The decrease in cash provided by working capital accounts relates primarily to changes in customer deposits. In March 2011, the Specialty Chemicals segment received an atypically high customer deposit that resulted from favorable contract terms. This did not recur in the Fiscal 2012 nine-month period. Remaining variances in working capital are within our customary ranges.

During the Fiscal 2011 nine-month period, we received income tax refunds from federal income tax carryback claims. This did not recur in the Fiscal 2012 nine-month period, resulting in a decrease in income tax refunds when comparing the periods.

The increase in cash used to fund environmental remediation during the Fiscal 2012 nine-month period relates to the expansion of our remediation facilities in Henderson, Nevada.

Cash used to fund pension obligations increased because the return on pension plan assets alone was not sufficient to maintain the minimum funding requirements.

Cash used by discontinued operations working capital accounts decreased because these operations are not experiencing the same working capital requirements in the Fiscal 2012 nine-month period that they experienced in the Fiscal 2011 nine-month period.

Investing Cash Flows – Capital expenditures in the Fiscal 2012 nine-month period are substantially lower than the Fiscal 2011 nine-month period due to timing. Capital expenditures for Fiscal 2012 are forecast to be at similar levels to Fiscal 2011, however, the timing of the Fiscal 2012 capital expenditures is expected to be heavily weighted to the Fiscal 2012 fourth quarter.

OUTLOOK

As discussed above, effective August 1, 2012, we sold our Aerospace Equipment segment. Revenues and expenses associated with such operations are appropriately classified as discontinued operations. Accordingly, we are updating our outlook to provide guidance for Fiscal 2012 on a continuing operations basis.

Our outlook for Fiscal 2012 has improved. For Fiscal 2012, we expect consolidated revenues (continuing operations) of at least $175.0 million, and Adjusted EBITDA (continuing operations) of at least $36.0 million. The revenue outlook reflects the following factors:

•	Fine Chemicals segment revenues are anticipated to increase by at least 15% in Fiscal 2012. The anticipated increase is supported primarily by growth in revenues from our anti-viral products.
•

Specialty Chemicals segment revenues are expected to increase slightly in Fiscal 2012 as compared to Fiscal 2011. Our revenue outlook for this segment has improved based on current order backlog and the related timing of shipments.

We are anticipating our capital expenditures for continuing operations, which do not include environmental remediation spending, for Fiscal 2012 to be approximately $11.0 million.

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Page 6 of Exhibit 99.1

The following table reconciles our Fiscal 2012 guidance for Adjusted EBITDA to expected Income from Continuing Operations for Fiscal 2012. The table also provides our Fiscal 2011 results, reclassified to exclude amounts associated with discontinued operations.

	Fiscal Year Ended September 30,
	2012	2011

	Guidance	Actual

Revenues	$175.0	$160.7

Income (Loss) from Continuing Operations	$7.0	$(9.4)
Add Back:
Income Tax Expense (Benefit)	4.0	7.0
Interest Expense	10.0	10.5
Depreciation and Amortization	14.0	14.1
Share-based Compensation and Other	1.0	0.3
Environmental Remediation Charge	-	6.0

Adjusted EBITDA	$36.0	$28.5

INVESTOR TELECONFERENCE

We invite you to participate in a teleconference with our executive management covering our Fiscal 2012 third quarter financial results. The investor teleconference will be held Thursday, August 9, 2012, at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 800-264-7882 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference passcode #33035985. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.

RISK FACTORS/FORWARD-LOOKING STATEMENTS

The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding the impact that change in revenue mix among our segments will have on comparisons of our consolidated gross profit and gross margin in the future, statements regarding our expectations for product revenues, sales volumes and capital expenditures, statements regarding anticipated improvements in margins for our Fine Chemicals segment resulting from our implementation of process improvements designed to increase manufacturing throughput rates and lower unit production costs, statements regarding our ability to develop products to replace maturing products, statements regarding our ability to focus on the growth and performance of our pharmaceutical-related product lines following the sale of our Aerospace Equipment segment and the statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “future” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:

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•

We depend on a limited number of customers for most of our sales in our Specialty Chemicals and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts on our profitability.

•

The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply on our profitability and liquidity.

•

A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

•

Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•

For each of our Specialty Chemicals and Fine Chemicals segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•

Each of our Specialty Chemicals and Fine Chemicals segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•

Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•

A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•

The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•

We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

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Page 8 of Exhibit 99.1

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•

We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•

Significant changes in discount rates, rates of return on pension assets and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements, related costs and our future financial condition, results of operations and cash flows.

•

Our suspended stockholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.

Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2011, our Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2012 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof, and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and nine months ended June 30, 2012 and cash flows for the nine months ended June 30, 2012 are not necessarily indicative of the results that will be achieved for future periods.

ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals and specialty chemicals within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011

Revenues	$57,623	$41,812	$136,026	$93,026
Cost of Revenues	36,736	32,580	89,291	73,422

Gross Profit	20,887	9,232	46,735	19,604
Operating Expenses	9,904	8,094	28,212	26,871
Environmental Remediation Charge	-	6,000	-	6,000
Other Operating Gains	-	-	14	2,929

Operating Income (Loss)	10,983	(4,862)	18,537	(10,338)
Interest and Other Income (Expense), Net	10	8	24	228
Interest Expense	2,594	2,640	7,824	7,921

Income (Loss) from Continuing
Operations before Income Tax	8,399	(7,494)	10,737	(18,031)
Income Tax Expense (Benefit)	3,517	(779)	4,583	(5,307)

Income (Loss) from Continuing Operations	4,882	(6,715)	6,154	(12,724)
Income (Loss) from Discontinued
Operations, Net of Tax	(177)	551	(243)	1,728

Net Income (Loss)	$4,705	$(6,164)	$5,911	$(10,996)

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.65	$(0.89)	$0.82	$(1.69)
Income (Loss) from Discontinued
Operations, Net of Tax	$(0.02)	$0.07	$(0.03)	$0.23
Net Income (Loss)	$0.62	$(0.82)	$0.78	$(1.46)

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.64	$(0.89)	$0.81	$(1.69)
Income (Loss) from Discontinued
Operations, Net of Tax	$(0.02)	$0.07	$(0.03)	$0.23
Net Income (Loss)	$0.61	$(0.82)	$0.77	$(1.46)

Weighted Average Shares Outstanding:
Basic	7,556,000	7,525,000	7,548,000	7,514,000
Diluted	7,661,000	7,525,000	7,635,000	7,514,000

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	June 30, 2012	September 30, 2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$39,197	$30,703
Accounts Receivable, Net	21,266	46,356
Inventories	39,653	39,154
Prepaid Expenses and Other Assets	1,571	4,141
Income Taxes Receivable	105	161
Deferred Income Taxes	6,997	7,532
Assets of Discontinued Operations Held for Sale	31,597	-

Total Current Assets	140,386	128,047
Property, Plant and Equipment, Net	102,683	112,232
Intangible Assets, Net	-	585
Goodwill	-	2,930
Deferred Income Taxes	9,996	14,788
Other Assets	9,083	10,068
Assets of Discontinued Operations Held for Sale	7,503	-

TOTAL ASSETS	$269,651	$268,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$9,189	$13,528
Accrued Liabilities	5,198	5,839
Accrued Interest	3,951	1,589
Employee Related Liabilities	8,432	8,410
Income Taxes Payable	59	59
Deferred Revenues and Customer Deposits	12,454	12,730
Current Portion of Environmental Remediation Reserves	8,328	11,999
Current Portion of Long-Term Debt	17	69
Liabilities of Discontinued Operations Held for Sale	7,142	-

Total Current Liabilities	54,770	54,223
Long-Term Debt	105,007	105,034
Environmental Remediation Reserves	11,925	14,174
Pension Obligations	40,418	43,863
Other Long-Term Liabilities	1,687	1,649
Liabilities of Discontinued Operations Held for Sale	9	-

Total Liabilities	213,816	218,943

Commitments and Contingencies
Stockholders’ Equity
Preferred Stock - $1.00 par value; 3,000,000 authorized; none outstanding	-	-
Common Stock - $0.10 par value; 20,000,000 shares authorized, 7,622,591 and 7,559,591 issued and outstanding	762	756
Capital in Excess of Par Value	73,879	73,412
Retained Earnings (Accumulated Deficit)	5,395	(516)
Accumulated Other Comprehensive Loss	(24,201)	(23,945)

Total Stockholders’ Equity	55,835	49,707

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$269,651	$268,650

– more –

Page 11 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Nine Months Ended June 30,
	2012	2011

Cash Flows from Operating Activities:
Net Income (Loss)	$5,911	$(10,996)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and amortization	10,323	10,235
Non-cash interest expense	569	653
Share-based compensation	421	250
Deferred income taxes	4,333	(7)
Loss on sale of assets	64	1
Changes in operating assets and liabilities:
Accounts receivable, net	3,074	11,534
Inventories	(5,559)	(6,714)
Prepaid expenses and other current assets	(393)	(232)
Accounts payable	(2,205)	2,656
Income taxes	110	(2,161)
Accrued liabilities	295	(2,853)
Accrued interest	2,362	2,377
Employee related liabilities	266	714
Deferred revenues and customer deposits	1,742	12,474
Environmental remediation reserves	(5,920)	2,789
Pension obligations, net	(3,445)	(946)
Other	(151)	(289)
Discontinued operations, net	1,461	(8,714)

Net Cash Provided by Operating Activities	13,258	10,771

Cash Flows from Investing Activities:
Capital expenditures	(4,187)	(9,200)
Other investing activities	120	-
Discontinued operations, net	(689)	(995)

Net Cash Used by Investing Activities	(4,756)	(10,195)

Cash Flows from Financing Activities:
Payments of long-term debt	(13)	(11)
Debt issuance costs	-	(878)
Issuances of common stock	53	81
Discontinued operations, net	(40)	(41)

Net Cash Used by Financing Activities	-	(849)

Effect of Changes in Currency Exchange Rates on Cash	(8)	61

Net Change in Cash and Cash Equivalents	8,494	(212)
Cash and Cash Equivalents, Beginning of Period	30,703	23,985

Cash and Cash Equivalents, End of Period	$39,197	$23,773

– more –

Page 12 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Supplemental Data

(Unaudited, Dollars in Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011

Operating Segment Data:

Revenues:
Fine Chemicals	$36,359	$30,838	$78,428	$60,792
Specialty Chemicals	21,001	10,931	54,182	30,800
Other Businesses	263	43	3,416	1,434

Total Revenues	$57,623	$41,812	$136,026	$93,026

Segment Operating Income (Loss):
Fine Chemicals	$5,204	$(452)	$3,039	$(4,923)
Specialty Chemicals	9,694	4,849	26,635	11,948
Other Businesses	(340)	(539)	(769)	(1,041)

Total Segment Operating Income	14,558	3,858	28,905	5,984
Corporate Expenses	(3,575)	(2,720)	(10,368)	(10,322)
Environmental Remediaiton Charge	-	(6,000)	-	(6,000)

Operating Income (Loss)	$10,983	$(4,862)	$18,537	$(10,338)

Depreciation and Amortization:
Fine Chemicals	$2,929	$3,114	$8,897	$9,391
Specialty Chemicals	520	146	1,132	495
Other Businesses	4	4	13	13
Corporate	93	105	281	336

Total Depreciation and Amortization	$3,546	$3,369	$10,323	$10,235

Segment EBITDA (a):
Fine Chemicals	$8,133	$2,662	$11,936	$4,468
Specialty Chemicals	10,214	4,995	27,767	12,443
Other Businesses	(336)	(535)	(756)	(1,028)

Total Segment EBITDA	18,011	7,122	38,947	15,883
Less: Corporate Expenses, Excluding Depreciation	(3,482)	(2,615)	(10,087)	(9,986)
Plus: Share-based Compensation	101	52	421	250
Plus: Interest and Other Income (Expense), Net	10	8	24	228

Adjusted EBITDA (b)	$14,640	$4,567	$29,305	$6,375

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA (b):

Income (Loss) from Continuing Operations	$4,882	$(6,715)	$6,154	$(12,724)
Add Back:
Income Tax Expense (Benefit)	3,517	(779)	4,583	(5,307)
Interest Expense	2,594	2,640	7,824	7,921
Depreciation and Amortization	3,546	3,369	10,323	10,235
Share-based Compensation	101	52	421	250
Environmental Remediation Charge	-	6,000	-	6,000

Adjusted EBITDA	$14,640	$4,567	$29,305	$6,375

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.
(b)

Adjusted EBITDA is defined as income (loss) from continuing operations before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).

Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

# # #

Page 13 of Exhibit 99.1